Exhibit 99.1

QuinStreet Reports Fourth Quarter Fiscal Year 2017 Financial Results

Board of Directors Extends Stock Repurchase Program

FOSTER CITY, CA – August 8, 2017 — QuinStreet, Inc. (Nasdaq: QNST), a leader in performance marketing products and technologies, today announced financial results for the fourth quarter ended June 30, 2017.

For the fourth quarter, the Company reported total revenue of $81.5 million and GAAP net loss of $1.4 million, or $(0.03) per share. Adjusted net income was $2.8 million, or $0.06 per share, and adjusted EBITDA was $6.1 million, or 7% of revenue.

The Company generated $10.3 million in operating cash flow in the fourth quarter.

“The fiscal fourth quarter came in as expected and guided. We delivered year-over-year and sequential revenue growth, increased adjusted EBITDA and generated strong cash flow,” commented Doug Valenti, QuinStreet CEO. “Improved results are being driven by positive momentum from the products and media strategies developed over the past couple of years and by our Financial Services and Home Services client verticals, which now account for over 70% of Company revenue. That portion of our business continues to deliver double-digit revenue growth and expanding profitability.”

“We expect these trends and themes to continue in the new fiscal year and that improvements in overall company performance will accelerate as a result. For fiscal year 2018, we expect full year revenue growth of at least 10% and adjusted EBITDA margin of about 8%,” continued Valenti.

“The Board of Directors has approved a reauthorization of the Company’s stock repurchase program for the upcoming year, again targeted to offset dilution from equity compensation. Our balance sheet remains strong, with $50 million of cash, and no debt,” concluded Valenti.

Reconciliations of adjusted net income to GAAP net loss and adjusted EBITDA to GAAP net loss are included in the accompanying tables.

Conference Call Today at 6:00 A.M. PT

The Company will host a conference call and corresponding live webcast at 6:00 A.M. PT today. To access the conference call, dial +1 (866) 719.0110 or +1 (719) 234.0008 for international callers. The webcast will be available live on the investor relations section of the Company’s website at http://investor.quinstreet.com and via replay beginning approximately two hours after the completion of the call by registering online at: https://event.mymeetingroom.com and using passcode 2038071 to obtain dial-in information for the replay. Dial-in information for the replay will be available beginning one day prior to the conference call and the conference call replay will be available through Tuesday, August 15, 2017 at 8:30 A.M. PT.

Non-GAAP Financial Measures

This release and the accompanying tables include a discussion of adjusted EBITDA, adjusted net income and adjusted diluted net income per share, all of which are non-GAAP financial measures that are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “adjusted EBITDA” refers to a financial measure that we define as net loss less (provision for) benefit from taxes, depreciation expense, amortization expense, stock-based compensation expense, interest and other expense, net, restructuring expense and legal settlement expense. The term “adjusted net income” refers to a financial measure that we define as net loss adjusted for amortization expense, stock-based compensation expense, restructuring expense, legal settlement expense and impairment of investment, net of estimated taxes. The term “adjusted diluted net income per share” refers to a financial measure that we define as adjusted net income divided by weighted average diluted shares outstanding. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of adjusted EBITDA, adjusted net income and adjusted diluted net income per share may not be comparable to the definitions as reported by other companies.

We believe adjusted EBITDA, adjusted net income and adjusted diluted net income per share are relevant and useful information because they provide us and investors with additional measurements to analyze the Company’s operating performance.

Adjusted EBITDA is useful to us and investors because (i) we seek to manage our business to a level of adjusted EBITDA as a percentage of net revenue, (ii) it is used internally by us for planning purposes, including preparation of internal budgets; to allocate resources; to evaluate the effectiveness of operational strategies and capital expenditures as well as the capacity to service debt, (iii) it is a key basis upon which we assess our operating performance, (iv) it is one of the primary metrics investors use in evaluating Internet marketing companies, (v) it is a factor in determining compensation, and (vi) it is an element of certain financial covenants under our historical borrowing arrangements. In addition, we believe adjusted EBITDA and similar measures are widely used by investors, securities analysts, ratings agencies and other interested parties in our industry as a measure of financial performance, debt-service capabilities and as a metric for analyzing company valuations.

We use adjusted EBITDA as a key performance measure because we believe it facilitates operating performance comparisons from period to period by excluding potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or fluctuations in permanent differences or discrete quarterly items), non-recurring charges (such as restructuring and legal settlement expense) and the non-cash impact of depreciation expense, amortization expense and stock-based compensation expense.

Adjusted net income and adjusted diluted net income per share are useful to us and investors because they present an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses (stock-based compensation and amortization of intangible assets) and other non-recurring charges. We believe that analysts and investors use adjusted net income and adjusted diluted net income per share as supplemental measures to evaluate the overall operating performance of companies in our industry.

We intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables.

Legal Notice Regarding Forward Looking Statements

This press release and its attachments contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Words such as “estimate”, “will”, “believe”, “intend”, “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include the statements in quotations from management in this press release, as well as any statements regarding the Company’s anticipated financial results, growth, strategic and operational plans and results of analyses on impairment charges. The Company’s actual results may differ materially from those anticipated in these forward-looking statements. Factors that may contribute to such differences include, but are not limited to: the impact of changes in industry standards and government regulation including, but not limited to investigation or enforcement activities of the Department of Education, the Federal Trade Commission and other regulatory agencies; the Company’s ability to maintain and increase client marketing spend; the Company’s ability to maintain and increase the number of visitors to its websites and to convert those visitors and those to its third-party publishers’ websites into client prospects in a cost-effective manner; the impact of the current economic climate on the Company’s business; the Company’s ability to access and monetize Internet users on mobile devices; the Company’s ability to attract and retain qualified executives and employees; the Company’s ability to compete effectively against others in the online marketing and media industry both for client budget and access to third-party media; the Company’s ability to identify and manage acquisitions; and the impact and costs of any alleged failure by the Company to comply with government regulations and industry standards. More information about potential factors that could affect the Company’s business and financial results are contained in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission (“SEC”). Additional information will also be set forth in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2017, which will be filed with the SEC. The Company does not intend and undertakes no duty to release publicly any updates or revisions to any forward-looking statements contained herein.

About QuinStreet

QuinStreet, Inc. (Nasdaq: QNST) is one of the largest Internet performance marketing and media companies in the world. QuinStreet is committed to providing consumers and businesses with the information they need to research, find and select the products, services and brands that meet their needs. For more information, please visit www.QuinStreet.com.

Investor Contact:

Erica Abrams

(415) 297-5864

eabrams@quinstreet.com

QUINSTREET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30,	June 30,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$49,571	$53,710
Accounts receivable, net	44,059	47,218
Prepaid expenses and other assets	6,225	7,055

Total current assets	99,855	107,983
Property and equipment, net	5,613	7,678
Goodwill	56,118	56,118
Other intangible assets, net	4,105	10,081
Other assets, noncurrent	8,617	11,242

Total assets	$174,308	$193,102

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$25,205	$19,814
Accrued liabilities	26,223	27,705
Deferred revenue	1,126	1,200
Debt	—	15,000

Total current liabilities	52,554	63,719
Other liabilities, noncurrent	3,672	4,631

Total liabilities	56,226	68,350

Stockholders’ equity:
Common stock	45	45
Additional paid-in capital	263,533	257,950
Accumulated other comprehensive loss	(463)	(418)
Accumulated deficit	(145,033)	(132,825)

Total stockholders’ equity	118,082	124,753

Total liabilities and stockholders’ equity	$174,308	$193,102

QUINSTREET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2017	2016	2017	2016
Net revenue	$81,532	$79,113	$299,785	$297,706
Cost of revenue (1)	70,606	71,743	269,409	270,963

Gross profit	10,926	7,370	30,376	26,743
Operating expenses: (1)
Product development	3,061	3,930	13,476	16,431
Sales and marketing	2,188	2,518	9,189	12,020
General and administrative	4,086	4,460	15,934	17,166
Restructuring charges	—	—	2,441	—

Operating income (loss)	1,591	(3,538)	(10,664)	(18,874)
Interest income	39	22	138	61
Interest expense	(24)	(152)	(346)	(585)
Other (expense) income, net	(2,668)	(8)	(2,416)	112

Loss before taxes	(1,062)	(3,676)	(13,288)	(19,286)
(Provision for) benefit from taxes	(306)	343	1,080	(134)

Net loss	$(1,368)	$(3,333)	$(12,208)	$(19,420)

Net loss per share:
Basic	$(0.03)	$(0.07)	$(0.27)	$(0.43)

Diluted	$(0.03)	$(0.07)	$(0.27)	$(0.43)

Weighted average shares used in computing net loss per share:
Basic	45,468	45,496	45,594	45,197
Diluted	45,468	45,496	45,594	45,197

(1) Cost of revenue and operating expenses include stock-based compensation expense as follows:
Cost of revenue	$719	$954	$3,109	$3,780
Product development	403	579	1,834	2,340
Sales and marketing	286	343	1,154	1,825
General and administrative	664	753	2,759	3,023
Restructuring charges	—	—	42	—

QUINSTREET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2017	2016	2017	2016
Cash Flows from Operating Activities
Net loss	$(1,368)	$(3,333)	$(12,208)	$(19,420)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,394	3,650	11,377	15,087
Impairment of investment	2,500	—	2,500	—
Recovery from (provision for) sales returns and doubtful accounts receivable	182	(54)	291	789
Stock-based compensation	2,072	2,629	8,898	10,968
Gains on sale of domain names	(15)	(21)	(169)	(181)
Other adjustments, net	60	116	53	116
Changes in assets and liabilities:
Accounts receivable	(1,134)	2,336	2,868	(1,767)
Prepaid expenses and other assets	905	(76)	830	4,448
Deferred taxes	80	(488)	(430)	(496)
Other assets, noncurrent	233	313	891	(8,179)
Accounts payable	4,285	(2,626)	5,394	(505)
Accrued liabilities	122	(2,399)	(1,155)	608
Deferred revenue	86	297	(74)	(8)
Other liabilities, noncurrent	(142)	(118)	(530)	(445)

Net cash provided by operating activities	10,260	226	18,536	1,015

Cash Flows from Investing Activities
Capital expenditures	(182)	(170)	(1,160)	(1,859)
Internal software development costs	(451)	(793)	(2,185)	(3,482)
Proceeds from sale of domain names	15	21	169	156
Restricted cash	(866)	—	(766)	—
Other investing activities	38	(15)	(195)	(17)

Net cash used in investing activities	(1,446)	(957)	(4,137)	(5,202)

Cash Flows from Financing Activities
Proceeds from exercise of common stock options	—	—	—	26
Principal payments on acquisition-related notes payable	—	(41)	—	(41)
Withholding taxes related to release of restricted stock, net of share settlement	(253)	(343)	(1,018)	(2,482)
Repurchases of common stock	(721)	—	(2,487)	—
Repayment of revolving loan facility	—	—	(15,000)	—

Net cash used in financing activities	(974)	(384)	(18,505)	(2,497)

Effect of exchange rate changes on cash and cash equivalents	(13)	23	(33)	(74)
Net increase (decrease) in cash and cash equivalents	7,827	(1,092)	(4,139)	(6,758)
Cash and cash equivalents at beginning of period	41,744	54,802	53,710	60,468

Cash and cash equivalents at end of period	$49,571	$53,710	$49,571	$53,710

QUINSTREET, INC.

RECONCILIATION OF NET LOSS TO

ADJUSTED NET INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2017	2016	2017	2016
Net loss	$(1,368)	$(3,333)	$(12,208)	$(19,420)
Amortization of intangible assets	1,196	2,103	6,215	8,942
Stock-based compensation	2,072	2,629	8,856	10,968
Restructuring	—	—	2,441	297
Legal settlement expense	—	275	—	375
Impairment of investment	2,500	—	2,500	—
Tax impact after non-GAAP items	(1,584)	(603)	(2,809)	(419)

Adjusted net income(1)	$2,816	$1,071	$4,995	$743

Adjusted diluted net income per share	$0.06	$0.02	$0.11	$0.02

Weighted average shares used in computing adjusted diluted net income per share	45,946	45,533	45,784	45,579

QUINSTREET, INC.

RECONCILIATION OF NET LOSS TO

ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2017	2016	2017	2016
Net loss	$(1,368)	$(3,333)	$(12,208)	$(19,420)
Interest and other expense, net	2,653	138	2,624	412
Provision for (benefit from) taxes	306	(343)	(1,080)	134
Depreciation and amortization	2,394	3,650	11,377	15,087
Stock-based compensation	2,072	2,629	8,856	10,968
Restructuring	—	—	2,441	297
Legal settlement expense	—	275	—	375

Adjusted EBITDA(1)	$6,057	$3,016	$12,010	$7,853

(1)	GAAP net loss included a one-time, non-cash charge of $2.5 million recognized in other (expense) income, net in the Company’s condensed consolidated statements of operations, to write down the Company’s interest in a non-profit education online program management company that the Company made an investment in April 2015. This charge is excluded from non-GAAP results and has no impact on adjusted EBITDA or adjusted net income.